Exhibit 10.6
INNOVATE CORP.
SUBORDINATED UNSECURED PROMISSORY NOTE
$35,123,476.34     May 9, 2023
FOR VALUE RECEIVED, and subject to the terms and conditions set forth herein, INNOVATE CORP., a Delaware corporation (the "Borrower" or the "Company"), hereby unconditionally promises to pay to the order of CONTINENTAL GENERAL INSURANCE COMPANY or its assigns (the "Noteholder," and together with the Borrower, the "Parties"), the principal amount of Thirty-Five Million One Hundred Twenty-Three Thousand Four Hundred Seventy-Six and 34/100 Dollars ($35,123,476.34) (the “Loan”), together with all accrued interest thereon as provided in this Subordinated Unsecured Promissory Note (this "Note").
This Note is the "Note" as defined in that certain Stock Purchase Agreement between the Company and the Noteholder, dated of even date herewith (the "Purchase Agreement"), and is being issued as partial consideration for the purchase of 41,820.25 shares of Series A Fixed-to-Floating Rate Perpetual Preferred Stock (the "Series A Preferred") issued by DBM Global Intermediate Holdco Inc. pursuant to the terms of the Purchase Agreement. This Note and the obligations of the Company hereunder are expressly conditioned upon the closing of the purchase and sale of the Series A Preferred pursuant to the Purchase Agreement.
1.1    Definitions; Interpretation. Capitalized terms used herein and not otherwise defined herein shall have the meanings set forth in this Section 1.1.
"1933 Act" means The Securities Act of 1933, as amended.
"1934 Act" means The Securities Exchange Act of 1934, as amended.
"Anti-Corruption Laws" means all laws, rules, and regulations of any jurisdiction applicable to the Borrower from time to time concerning or relating to bribery or corruption, including the United States Foreign Corrupt Practices Act of 1977.
"Applicable Rate" means (a) for the period starting on May 9, 2023 and ending on May 8, 2024, the rate equal to nine percent (9.0%) per annum, (b) for the period starting on May 9, 2024 and ending on May 8, 2025, the rate equal to sixteen percent (16.0%) per annum, and (c) for the period starting on May 9, 2025 and thereafter, the rate equal to thirty-two percent (32.0%) per annum.
"Asset Sale" has the meaning provided in the Company Indenture; provided, however, that for purposes of this Note, (a) any reference to “Restricted Subsidiary” in the definition of “Asset Sale” and Section 4.12 of the Company Indenture shall be deemed to be a reference to “Subsidiary of the Company” and (b) any disposition referred to in clause (7) of the definition of “Asset Sale” shall be deemed to be an Asset Sale for purposes of this Note, and (c) the issuance by the Company or any Subsidiary of any Equity Interests of any Subsidiary to the Company or any Restricted Subsidiary (each as defined in the Company Indenture) shall not be included as an Asset Sale hereunder.

"Business Day" means a day other than a Saturday, Sunday, or other day on which commercial banks in New York City, New York, are authorized or required by law to close.
"Change of Control" has the meaning provided in the Company Indenture.
"Company Indenture" means that certain Indenture governing the 8.500% senior secured notes due 2026, dated as of February 1, 2021, by and among the Company, the guarantors party thereto and U.S. Bank National Association, as the same may be amended from time to time pursuant to its terms.
"Company SEC Documents" means any registration statement, proxy statement, form, document, report, notice or other filing required to be filed by the Company pursuant to the 1933 Act or the 1934 Act.
"Default" means any of the events specified in Section 8 which constitute an Event of Default or which, upon the giving of notice, the lapse of time, or both, pursuant to Section 8, would, unless cured or waived, become an Event of Default.
"Default Rate" means the Applicable Rate plus five percent (5.0%).
"GAAP" means generally accepted accounting principles in the United States of America as in effect from time to time.
"Governmental Authority" means the government of the United States of America or any nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
"Interest Payment Date" means the last day of each month commencing on May 31, 2023; provided that if such date does not fall on a Business Day, the applicable Interest Payment Date shall be the next succeeding Business Day.
"Law" as to any Person, means the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law (including common law), statute, ordinance, treaty, rule, regulation, order, decree, judgment, writ, injunction, settlement agreement, requirement or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
"Material Adverse Effect" means a material adverse change in, or a material adverse effect upon, (a) the operations, business, properties, liabilities (actual or contingent), condition (financial or otherwise) or prospects of the Borrower, taken as a whole; (b) the legality, binding effect, validity or enforceability against the Borrower of this Note; (c) the ability of the Borrower to perform its obligations under this Note; (d) any right or remedy of the Noteholder against any Borrower under this Note.

"Maturity Date" means the earlier of (a) February 28, 2026, and (b) the date on which all amounts under this Note shall become due and payable pursuant to Section 9.
"Net Proceeds" means, with respect to an Asset Sale or a Qualified Equity Raise, the net proceeds received by the Company (which will use its commercially reasonable efforts to obtain proceeds from Asset Sales by Company subsidiaries other than the Subsidiary Guarantors (as defined in the Company Indenture)) from such Asset Sale or Qualified Equity Raise, after payment of all expenses related thereto, and shall include any proceeds received by a Subsidiary Guarantor, including from the sale of equity interests in a subsidiary thereof, with respect to an Asset Sale.
"OFAC" means the U.S. Department of the Treasury's Office of Foreign Assets Control.
"Person" means any individual, corporation, limited liability company, trust, joint venture, association, company, limited or general partnership, unincorporated organization, Governmental Authority, or other entity.
"Qualified Equity Raise" means a sale by the Company of Qualified Equity Interests (as defined in the Company Indenture).
"Sanctioned Country" means, at any time, a country or territory which is itself the subject or target of any comprehensive or country-wide Sanctions.
"Sanctioned Person" means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by a Sanctions Authority; (b) any Person operating, organized, or resident in a Sanctioned Country, (c) any Person controlled or 50% owned by any such Person or Persons described in the foregoing clauses (a) or (b), or (d) any Person that is the subject or target of any Sanctions.
"Sanctions" mean all economic or financial sanctions or trade embargoes imposed, administered, or enforced from time to time by a Sanctions Authority.
"Sanctions Authority" means OFAC, the U.S. Department of State, the United Nations Security Council, the European Union, any EU member state, His Majesty's Treasury of the United Kingdom, Canada, or other relevant sanctions authority.
"USA PATRIOT Act" means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. 107-56, signed into law October 26, 2001).
1.2    Interpretation. For purposes of this Note (a) the words "include," "includes," and "including" shall be deemed to be followed by the words "without limitation"; (b) the word "or" is not exclusive; and (c) the words "herein," "hereof," "hereby," "hereto," and "hereunder" refer to this Note as a whole. The definitions given for any defined terms in this Note shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine, and neuter forms. Unless the context otherwise requires, references herein to: (x) Schedules, Exhibits, and Sections mean the

Schedules, Exhibits, and Sections of this Note; (y) an agreement, instrument, or other document means such agreement, instrument, or other document as amended, supplemented, and modified from time to time to the extent permitted by the provisions thereof; and (z) a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Note shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted.
2.    Payment Dates; Optional Prepayments.
2.1    Payment Dates. The aggregate unpaid principal amount of the Loan, all accrued and unpaid interest, and all other amounts payable under this Note shall be due and payable on the Maturity Date, unless otherwise provided in Section 9.
2.2    Optional Prepayments. The Borrower may prepay the Loan in whole or in part at any time or from time to time without penalty or premium by paying the principal amount to be prepaid together with accrued interest thereon to the date of prepayment and all other amounts payable under this Note. No prepaid amount may be reborrowed.
2.3    Mandatory Prepayments. The Borrower must prepay the Loan:
(a)    Upon the occurrence of a Qualified Equity Raise for capital raising purposes, in an amount equal to the greater of (i) twelve and one-half percent (12.5%) of the Net Proceeds of such Qualified Equity Raise or (ii) US$3,000,000.00, but in no case to exceed the Net Proceeds from such Qualified Equity Raise, with such prepayment due no later than two (2) Business Days after the receipt of funds by the Company from such Qualified Equity Raise; and
(b)    Upon the occurrence of an Asset Sale, an amount equal to the Net Proceeds from such Asset Sale, with such prepayment due no later than two (2) Business Days after the receipt of funds by the Company (or its subsidiary, if applicable) from such Asset Sale;
provided, however, that any prepayment pursuant to Section 2.3(a) or (b) above shall be further limited in all respects to the amounts payable pursuant to the terms of the Company Indenture and any applicable payment restrictions therein; provided further, however, that the Company will pay any unpaid amounts as soon as it is permitted to do so under the terms of the Company Indenture.
3.    Interest.
3.1    Interest Rate. Except as otherwise provided herein, the outstanding principal amount of the Loan made hereunder shall bear interest at the Applicable Rate from the date the Loan was made until the Loan is paid in full, whether at maturity, upon acceleration, by prepayment, or otherwise.
3.2    Interest Payment Dates. Except as otherwise provided herein, interest shall be payable monthly in arrears to the Noteholder on each Interest Payment Date as set forth on Schedule A attached hereto and made a part hereof; provided that a new Schedule A shall be provided by the Company (subject to written confirmation by the Noteholder) promptly following any permitted prepayment.
3.3    Default Interest. If any amount payable hereunder is not paid when due (subject to all applicable notice and cure periods), including as a result of the subordination provisions in Section 5 hereof, whether at stated maturity, by acceleration, or otherwise, such overdue amount (including the Deferred Amount) shall bear interest at the Default Rate from the date of such non-payment until such amount is paid in full.
3.4    Computation of Interest. All computations of interest shall be made on the basis of 365 or 366 days, as the case may be, and the actual number of days elapsed. Interest shall accrue on the Loan on the day on which the Loan is made, and shall not accrue on the Loan for the day on which it is paid.
3.5    Interest Rate Limitation. If at any time and for any reason whatsoever, the interest rate payable on the Loan shall exceed the maximum rate of interest permitted to be charged by the Noteholder to the Borrower under applicable Law, such interest rate shall be reduced automatically to the maximum rate of interest permitted to be charged under applicable Law.
4.    Payment Mechanics.
4.1    Manner of Payments. All payments of interest and principal shall be made in lawful money of the United States of America no later than 4:00 PM New York time on the date on which such payment is due by wire transfer of immediately available funds to the Noteholder's account at a bank specified by the Noteholder in writing to the Borrower from time to time.
4.2    Application of Payments. All payments made under this Note shall be applied first to the payment of any fees or charges outstanding hereunder, second to accrued interest, and third to the payment of the principal amount outstanding under the Note.
4.3    Business Day Convention. Whenever any payment to be made hereunder shall be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension will be taken into account in calculating the amount of interest payable under this Note.
4.4    Rescission of Payments. If at any time any payment made by the Borrower under this Note is rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, or reorganization of the Borrower or otherwise, the Borrower's obligation to make such payment shall be reinstated as though such payment had not been made.
5.    Subordination. Noteholder, by acceptance of this Note, and each subsequent holder of this Note, by acceptance hereof, covenants and agrees that the indebtedness evidenced by, and payment of the principal of, and interest on, this Note shall be subordinate, junior, and subject in right of payment security or otherwise to all indebtedness of the Company for borrowed money that is expressly stated to be senior indebtedness or otherwise secured by assets of the Company or any of its subsidiaries ("Senior Debt") owed to financial institutions ("Senior Lenders") to the extent set forth below:

5.1    So long as no default in the payment of Senior Debt ("Senior Default") has occurred and is continuing and if no Senior Default would result from the making of any such payments, the Company may pay, and the Noteholder may accept, payments pursuant to this Note. Upon the occurrence of a Senior Default, until such Senior Default has been cured to the Senior Lenders' satisfaction or waiver by the Senior Lenders, or until the Senior Debt shall have been indefeasibly paid and satisfied in full, the Company shall not pay, and the Noteholder shall not accept, any payments of any kind associated with this Note. To the extent any amounts owing on this Note are not paid as a result of the provisions of this Section 5.1 (the "Deferred Amount"), at such time as the Company is permitted to resume payments on this Note, the Deferred Amount shall be amortized and paid to the Noteholder in equal installments over the remaining term of this Note in connection with regularly scheduled payments hereunder.
5.2    At any time after a Senior Lender provides written notice to the Noteholder that a Senior Default has occurred, any payments (whether in cash, securities or other property) on this Note received by the Noteholder (including, without limitation, prepayments on this Note), other than as expressly permitted in Section 5.1, shall be held in trust for the Senior Lenders, and the Noteholder will forthwith turn over any such payments in the form received, properly endorsed or assigned, to the Senior Lenders to be applied to the Senior Debt until such time as the Senior Default has been cured to the Senior Lenders' satisfaction or waived by the Senior Lenders or the Senior Debt shall have been indefeasibly paid and satisfied in full.
6.    Representations and Warranties. The Borrower hereby represents and warrants to the Noteholder on the date hereof as follows:
6.1    Existence; Power and Authority; Compliance with Laws. The Borrower (a) is a corporation duly incorporated, validly existing, and in good standing under the laws of the state of its jurisdiction of organization, (b) has the requisite power and authority, and the legal right, to own, lease, and operate its properties and assets and to conduct its business as it is now being conducted, to execute and deliver this Note and to perform its obligations hereunder, and (c) is in compliance with all Laws except to the extent that the failure to comply therewith would not reasonably be expected to have a Material Adverse Effect.
6.2    Authorization; Execution and Delivery. The execution and delivery of this Note by the Borrower and the performance of its obligations hereunder have been duly authorized by all necessary corporate action in accordance with all applicable Laws. The Borrower has duly executed and delivered this Note.
6.3    No Approvals. No consent or authorization of, filing with, notice to, or other act by, or in respect of, any Governmental Authority or any other Person is required in order for the Borrower to execute, deliver, or perform any of its obligations under this Note.
6.4    No Violations. The execution and delivery of this Note and the consummation by the Borrower of the transactions contemplated hereby do not and will not (a) violate any Law applicable to the Borrower or by which any of its properties or assets may be bound; or (b) constitute a default under any material agreement or contract by which the Borrower may be bound.

6.5    Enforceability. This Note is a valid, legal, and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the enforcement of creditors' rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).
6.6    No Litigation. No action, suit, litigation, investigation, or proceeding of, or before, any arbitrator or Governmental Authority is pending or, to the knowledge of the Borrower, threatened by or against the Borrower or any of its property or assets (a) with respect to the Note or any of the transactions contemplated hereby or (b) that would reasonably be expected to materially adversely affect the Borrower's financial condition or the ability of the Borrower to perform its obligations under the Note.
6.7    USA PATRIOT Act; Anti-Money Laundering. The Borrower is, and to the knowledge of the Borrower, its directors, officers, employees, and agents are, in compliance in all material respects with the USA PATRIOT Act, and any other applicable terrorism and money laundering laws, rules, regulations, and orders.
6.8    Anti-Corruption Laws and Sanctions.
(a)    The Borrower has implemented and maintains in effect policies and procedures reasonably designed to ensure compliance in all material respects by the Borrower and its directors, officers, employees, and agents with Anti-Corruption Laws and applicable Sanctions and the Borrower is, and to the knowledge of the Borrower, its directors, officers, employees, and agents are, in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects.
(b)    The Borrower is not, and no director or officer of the Borrower is, a Sanctioned Person.
(c)    No use of proceeds of the Loan or other transaction contemplated by this Note will violate any Anti-Corruption Law or applicable Sanctions.
7.    Covenants. Until all amounts outstanding under this Note have been paid in full, the Borrower shall:
7.1    SEC Filing Covenant. So long as the Company is subject to the reporting requirements of Section 13 or 15(d) of the 1934 Act, will file with the Securities Exchange Commission for public availability all documents as required pursuant to Section 4.05(a) of the Company Indenture.
7.2    Financial Information. If the Company is no longer subject to the reporting requirements of Section 13 or 15(d) of the 1934 Act, provide, or cause to be provided, to the Noteholder, the information required to be provided to the Trustee pursuant to Section 4.05(b) of the Company Indenture.
7.3    Maintenance of Existence. (a) Preserve, renew, and maintain in full force and effect its corporate or organizational existence and (b) take all reasonable action to maintain all rights,

privileges, and franchises necessary or desirable in the normal conduct of its business, except, in each case, where the failure to do so would not reasonably be expected to have a Material Adverse Effect.
7.4    Compliance. (a) Comply with all Laws applicable to it and its business and its obligations under its material contracts and agreements, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect and (b) maintain in effect and enforce policies and procedures reasonably designed to achieve compliance in all material respects by the Borrower and its directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.
7.5    Payment Obligations. Pay, discharge, or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material obligations of whatever nature, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings, and reserves in conformity with GAAP with respect thereto have been provided on its books.
7.6    Notice of Events of Default. As soon as possible and in any event within three (3) Business Days after it becomes aware that an Event of Default has occurred, notify the Noteholder in writing of the nature and extent of such Event of Default and the action, if any, it has taken or proposes to take with respect to such Event of Default.
7.7    Senior Debt. .The Company and its subsidiaries shall not create, incur, assume or guarantee any indebtedness not otherwise allowed pursuant to the Company Indenture.
7.8    Rating. The Company will use its reasonable best efforts to secure a rating of this Note by Egan-Jones or a comparable rating agency.
7.9    Further Assurances. Upon the request of the Noteholder, execute and deliver such further instruments and do or cause to be done such further acts as may be necessary or advisable to carry out the intent and purposes of this Note.
8.    Events of Default. The occurrence and continuance of any of the following shall constitute an “Event of Default” hereunder:
8.1    Failure to Pay. The Borrower fails to pay (a) any principal amount of the Loan when due or (b) interest or any other amount when due, and, in the case of clause (b), such failure continues for five (5) Business Days.
8.2    Breach of Representations and Warranties. Any representation or warranty made by the Borrower to the Noteholder herein or in the Purchase Agreement is incorrect in any material respect on the date as of which such representation or warranty was made.
8.3    Breach of Covenants. The Borrower fails to observe or perform any covenant, condition, or agreement contained in Section 7 or any other covenant, obligation, condition, or agreement contained in this Note or in the Purchase Agreement, and except for matters otherwise addressed in this Section 8, such failure continues for ten (10) Business Days.

8.4    Cross-Defaults. A default occurs and is continuing pursuant to the Company Indenture or other Senior Debt, subject to all applicable notice and cure periods.
8.5    Bankruptcy. (a) Borrower or any of its subsidiaries files a petition in bankruptcy or under any similar insolvency Law, (b) Borrower or any of its subsidiaries makes an assignment for the benefit of creditors, (c) if any petition in bankruptcy or under any similar insolvency Law is filed against Borrower or any of its subsidiaries and such petition is not dismissed within thirty (30) days after the filing thereof, (d) Borrower or any of its subsidiaries is generally not, or shall be unable to, or admits in writing its inability to, pay its debts as they become due or (e) any other event set forth in Section 6.01(h) or (i) in the Company Indenture occurs with respect to the Borrower or any of its subsidiaries.
8.6    Judgments. One or more judgments, orders, decisions or decrees shall be entered against any Borrower or any of its subsidiaries and all of such judgments, orders, decisions or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within thirty (30) days from the entry thereof.
8.7    Change of Control. A Change of Control shall occur.
8.8    Material Adverse Effect. A Material Adverse Effect shall occur.
9.    Remedies. Upon the occurrence of any Event of Default and at any time thereafter during the continuance of such Event of Default, the Noteholder may, at its option, by written notice to the Borrower (a) declare the entire principal amount of the Loan, together with all accrued interest thereon and all other amounts payable under this Note, immediately due and payable; and/or (b) exercise any or all of its rights, powers or remedies under applicable Law; provided, however, that if an Event of Default described in Section 8.5 shall occur, the principal of and accrued interest on the Loan shall become immediately due and payable without any notice, declaration, or other act on the part of the Noteholder.
10.    Transfer Restrictions. This Note may be offered, sold, pledged or otherwise transferred (each, a “Transfer”) only (a) pursuant to an exemption from registration under the 1933 Act so long as the transferee furnishes to the Company a signed letter containing representations reasonably requested by the Company relating to such exemption and, if requested, an opinion of counsel reasonably acceptable to the Company that such transfer complies with the 1933 Act, (b) pursuant to an effective registration statement under the 1933 Act, or (c) pursuant to an exemption from registration under the 1933 Act provided by Rule 144 thereunder. Noteholder shall, and each subsequent holder is required to, notify any permitted transferee of this Note from such holder of the resale restrictions described under this Section 10.
11.    No Recourse against Others. No incorporator, director, officer, employee, stockholder, subsidiary, affiliate, agent, consultant or representative of the Company, solely by reason of such status, shall have any liability for the obligations of the Company hereunder or for any claim based on or arising out of this Note, the issuance, sale or transfer hereof, or any other matter based on or arising out of this Note or such obligations or their creation, performance or enforcement, or any matter related thereto. Noteholder waives and releases all such liability. Such waiver and release is to be part of the consideration for the issuance of this Note.

12.    Miscellaneous.
12.1    Notices.
(a)    All notices, requests, or other communications required or permitted to be delivered hereunder shall be delivered in writing, in each case to the address specified below or to such other address as such party may from time to time specify in writing in compliance with this provision:
(i)    If to the Borrower:
INNOVATE Corp.
222 Lakeview Avenue, Suite 1660
West Palm Beach, FL 33401
Attention: Michael J. Sena, Chief Financial Officer

    With a copy (which shall not constitute notice) to:

    Woods Oviatt Gilman LLP
    1900 Bausch & Lomb Place
    Rochester, NY 14604
    Attention: Christopher R. Rodi, Esq.

(ii)    If to the Noteholder:

    Continental General Insurance Company
    11001 Lakeline Boulevard, Suite 120
    Austin, Texas 78717
    Attention: Michael Gorzynski, Executive Chairman
    Email: mike@cgic.com

    With a copy (which shall not constitute notice) to:
    Continental General Insurance Company
    11001 Lakeline Boulevard, Suite 120
    Austin, Texas 78717
    Attention: Rachel Giani, General Counsel
    Email: Rachel.giani@cgic.com

                AND

                Olshan Frome Wolosky LLP
                1325 Avenue of the Americas
                New York, NY 10019
                Attention: Michael R. Neidell, Esq.
                Email: mneidell@olshanlaw.com

(b)    Notices if (i) mailed by certified or registered mail or sent by hand or overnight courier service shall be deemed to have been given when received; (ii) sent by facsimile during the recipient's normal business hours shall be deemed to have been given when sent (and if sent after normal business hours shall be deemed to have been given at the opening of the recipient's business on the next Business Day); and (iii) sent by email shall be deemed received upon the sender's receipt of an acknowledgment from the intended recipient (such as by the "return receipt requested" function, as available, return email, or other written acknowledgment).
12.2    Expenses. The Borrower shall reimburse the Noteholder on demand for all costs, expenses, and fees (including expenses and fees of its external counsel) actually incurred by the Noteholder in connection with the enforcement of the Noteholder's rights hereunder.
12.3    Public Disclosure. The Company shall, by the end of the day on May 10, 2023, file a Quarterly Report on Form 10-Q, which report shall include a description of the transactions contemplated by this Note and the Purchase Agreement (considering in good faith the comments of the Noteholder with respect to the relevant portions of such filing), and attaching such documents as exhibits to such Form 10-Q.
12.4    Governing Law. This Note and any claim, controversy, dispute, or cause of action (whether in contract or tort or otherwise) based upon, arising out of, or relating to this Note and the transactions contemplated hereby shall be governed by the laws of the State of New York.
12.5    Submission to Jurisdiction. Each of the Borrower and the Noteholder hereby irrevocably and unconditionally (i) agrees that any legal action, suit, or proceeding arising out of or relating to this Note shall be brought exclusively in the courts of the State of New York in New York County or the courts of the United States of America for the Southern District of New York and (ii) submits to the exclusive jurisdiction of any such court in any such action, suit, or proceeding. Final judgment against the Borrower in any action, suit, or proceeding shall be conclusive and may be enforced in any other jurisdiction by suit on the judgment.
12.6    Venue. Each of the Borrower and the Noteholder irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Note in any court referred to in Section 12.5 and the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
12.7    Waiver of Jury Trial. THE BORROWER HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY RELATING TO THIS NOTE OR THE TRANSACTIONS CONTEMPLATED HEREBY, WHETHER BASED ON CONTRACT, TORT, OR ANY OTHER THEORY.
12.8    Integration. This Note constitute the entire contract between the Parties with respect to the subject matter hereof and supersede all previous agreements and understandings, oral or written, with respect thereto.

12.9    Successors and Assigns. This Note may not be assigned or transferred by the Company without the prior written consent of the Noteholder. The Noteholder may assign this Note subject to Section 10 above. This Note shall inure to the benefit of, and be binding upon, the Parties and their permitted assigns.
12.10    Waiver of Notice. The Borrower hereby waives demand for payment, presentment for payment, protest, notice of payment, notice of dishonor, notice of nonpayment, notice of acceleration of maturity, and diligence in taking any action to collect sums owing hereunder.
12.11    USA PATRIOT Act. The Noteholder hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act and 31 C.F.R. § 1010.230 (the "Beneficial Ownership Regulation"), it may be required to obtain, verify, and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow the Noteholder to identify the Borrower in accordance with the USA PATRIOT Act and the Beneficial Ownership Regulation, and the Borrower agrees to provide such information from time to time to the Noteholder.
12.12    Amendments and Waivers. No term of this Note may be waived, modified, or amended except by an instrument in writing signed by both of the Parties. Any waiver of the terms hereof shall be effective only in the specific instance and for the specific purpose given.
12.13    Headings. The headings of the various Sections and subsections herein are for reference only and shall not define, modify, expand, or limit any of the terms or provisions hereof.
12.14    No Waiver; Cumulative Remedies. No failure to exercise, and no delay in exercising on the part of the Noteholder, of any right, remedy, power, or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege. The rights, remedies, powers, and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers, and privileges provided by law.
12.15    Electronic Execution. The words "execution," "signed," "signature," and words of similar import in this Note shall be deemed to include electronic or digital signatures or electronic records, each of which shall be of the same effect, validity, and enforceability as manually executed signatures or a paper-based record-keeping system, as the case may be, to the extent and as provided for under applicable law, including the Electronic Signatures in Global and National Commerce Act of 2000 (15 U.S.C. §§ 7001 to 7031), the Uniform Electronic Transactions Act (UETA), or any state law based on the UETA, including the New York Electronic Signatures and Records Act (N.Y. State Tech. §§ 301 to 309).
12.16    Severability. If any term or provision of this Note is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Note or invalidate or render unenforceable such term or provision in any other jurisdiction.

12.17    Counterparts. This Note may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Borrower has executed this Note as of May 9, 2023.

INNOVATE CORP.

		By:	/s/ Michael Sena
		Name:	Michael J. Sena
		Title:	Chief Financial Officer

By its acceptance of this Note, the Noteholder acknowledges and agrees to be bound by the provisions hereof. CONTINENTAL GENERAL INSURANCE COMPANY

By:	/s/ Michael Gorzynski
Name:	Michael Gorzynski
Title:	Executive Chairman

[SIGNATURE PAGE TO SUBORDINATED UNSECURED PROMISSORY NOTE]

Schedule A
Interest Payment Schedule*

Interest Payment Date	Interest Payment
May 31, 2023	$199,193.41
June 30,2023	$259,817.50
July 31,2023	$268,478.08
August 31, 2023	$268,478.08
October 2, 2023**	$277,138.66
October 31, 2023	$251,156.91
November 30, 2023	$259,817.50
January 2, 2024**	$285,799.25
January 31, 2024	$250,470.69
February 29, 2024	$250,470.69
April 1, 2024**	$276,381.45
April 30, 2024	$250,470.69
May 31, 2024	$422,249.44
July 1, 2024**	$475,990.28
July 31, 2024	$460,635.76
September 3, 2024**	$522,053.86
September 30, 2024	$414,572.18
October 31, 2024	$475,990.28
December 2, 2024**	$491,344.81
December 31, 2024	$445,281.23
January 31, 2025	$477,294.36
February 28, 2025	$431,104.59
March 31, 2025	$477,294.36
April 30, 2025	$461,897.77
June 2, 2025**	$893,002.36
June 30, 2025	$862,209.17
July 31, 2025	$954,588.73
September 2, 2025**	$1,016,175.10

September 30, 2025	$862,209.17
October 31, 2025	$954,588.73
December 1, 2025**	$954,588.73
December 31, 2025	$923,795.54
February 2, 2026**	$1,016,175.10
February 27, 2026	$769,829.62

* This Schedule A shall be updated by the Company promptly following any permitted prepayment (subject to written confirmation by the Noteholder).
**This Interest Payment Date is the next Business Day that succeeds the non-Business Day on which the applicable interest payment is due.